AMENDMENT NO. 2
to the
SECOND AMENDED AND RESTATED MULTICURRENCY
REVOLVING CREDIT AGREEMENT

This AMENDMENT NO. 2, dated as of August 28, 2007 (the "Amendment"), to the SECOND AMENDED AND RESTATED MULTICURRENCY REVOLVING CREDIT AGREEMENT is by and among (a) BORDERS GROUP, INC. (“BGI”), a Michigan corporation, BORDERS, INC., a Colorado corporation (“Borders”), WALDEN BOOK COMPANY, INC., a Colorado corporation (“Walden”), BGP (UK) LIMITED, a company with limited liability organized under the laws of England (“BGP (UK)” and together with BGI, Borders and Walden, the “Co-Borrowers”), (b) BORDERS (UK) LIMITED, a company with limited liability organized under the laws of England (the “UK Borrower”), (c) BORDERS AUSTRALIA PTY LIMITED, a company organized under the laws of Australia (the “Australian Borrower”), (d) BORDERS BOOKS IRELAND LIMITED, a company with limited liability organized under the laws of Ireland (the “Irish Borrower”), (e) any other Subsidiary of BGI which becomes a Borrower hereunder pursuant to §5.16 (together with the Co-Borrowers, the UK Borrower, the Australian Borrower and the Irish Borrower, the “Borrowers”), (f) the lending institutions listed from time to time on Schedule 1 to the Credit Agreement (as defined herein) (the “Lenders”), (g) BANK OF AMERICA, N.A., as administrative agent and as collateral agent for itself and such other lending institutions (the “Administrative Agent”), (h) JPMORGAN CHASE BANK, N.A. and WELLS FARGO RETAIL FINANCE, LLC, each as a syndication agent for itself and such other lending institutions (collectively, the "Co-Syndication Agents"), (i) GENERAL ELECTRIC CAPITAL CORPORATION and LASALLE RETAIL FINANCE, a division of LA SALLE BUSINESS CREDIT, LLC , each as documentation agent for itself and such other lending institutions (collectively, the "Co-Documentation Agents") and (j) BANK OF AMERICA, N.A., as an Issuing Bank hereunder, and with BANC OF AMERICA SECURITIES LLC and JPMORGAN SECURITIES INC., as Co-Lead Arrangers. Capitalized terms used herein and not otherwise defined shall be defined as provided in §1.

WHEREAS, the Borrowers, the Lenders, and the Agents are parties to that certain Second Amended and Restated Multicurrency Revolving Credit Agreement dated as of July 31, 2006 (as amended by that certain Amendment No. 1, dated as of April 2, 2007 and as further amended, modified and supplemented and in effect from time to time, the “Credit Agreement”);

WHEREAS, on the Term Loan Amendment Effective Date (as defined below), BGI will enter into the Term Loan Agreement (as hereinafter defined) among BGI, as a borrower, certain subsidiaries of BGI as loan guarantors, the lenders from time to time party thereto as lenders, JPMorgan Chase Bank, National Association, for itself and as term administrative agent and collateral agent; and

WHEREAS, the Borrowers request that the Lenders waive and amend certain of the terms and provisions of the Credit Agreement as set forth herein to allow for, among other things, (i) BGI’s entry into the Term Loan Agreement, the proceeds of which will be used to repay existing Indebtedness and to support the general corporate purposes of BGI and its Subsidiaries, and grant of Liens associated therewith (subject to the Intercreditor Agreement (as defined below)) and (ii) the Borrowers to enter into certain Permitted Restructuring Transactions (as hereinafter defined);

NOW, THEREFORE, the Borrowers, the Lenders and the Agents hereby agree as follows:

§1. Defined Terms. Capitalized terms used herein without definition that are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Certain Amendments to the Credit Agreement. Subject to the satisfaction of the conditions to effectiveness set forth in Section 6 of this Amendment, the Credit Agreement is hereby amended as follows:

(a) Amendment to the definition of “Applicable Margin”. The definition of “Applicable Margin” in §1.1 of the Credit Agreement is hereby amended by adding the following new sentence at the end of such definition:

“Notwithstanding the foregoing, the Applicable Margin for the period from the Second Amendment Effective Date through the date immediately preceding the Adjustment Date in respect of the Compliance Certificate delivered by the Borrowers for the Fiscal Quarter ending on or about November 2, 2007 shall be the Applicable Margin set forth in Level III above.”

(b) Amendment to the definition of “Cash Dominion Event”. Solely for the period from Second Amendment Effective Date to and including November 2, 2007, the definition of “Cash Dominion Event” in §1.1 of the Credit Agreement is hereby amended by adding the following proviso at the end of such definition (it being understood that after November 2, 2007 the definition of “Cash Dominion Event” contained in §1.1 of the Credit Agreement shall revert back to the definition in effect immediately prior to the effectiveness of this Amendment):

“provided that, solely for the purposes of §§8.4(c) (with respect to the delivery of a Compliance Certificate), 8.15 and 10.1 for the period from the Second Amendment Effective Date to and including November 2, 2007, “Cash Dominion Event” shall mean any time either (a) an Event of Default shall have occurred or (b) the Total Facility Usage Ratio exceeds 95% for a period of four (4) consecutive Business Days.”

(c) Amendment to the definition of “Last Out Applicable Margin”. The definition of “Last Out Applicable Margin” in §1.1 of the Credit Agreement is hereby amended by adding the following new sentence at the end of such definition:

“Notwithstanding the foregoing, the Last Out Applicable Margin for the period from the Second Amendment Effective Date through the date immediately preceding the Adjustment Date in respect of the Compliance Certificate delivered by the Borrowers for the Fiscal Quarter ending on or about November 2, 2007 shall be (a) with respect to Base Rate Loans, 1.25% and (b) with respect to Eurocurrency Rate Loans, 3.00%.”

(d) Amendments to §1.1 of the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended by adding the following new definition in the appropriate alphabetical order:

Second Amendment Effective Date. August 28, 2007.

Permitted Restructuring Transactions and Permitted Restructuring Transaction. Any one or more of the transactions described on Schedule 1.01A hereto so long as any such transaction is consummated in accordance with such Schedule 1.01A.

(e) Amendment to Article 8 of the Credit Agreement. The following new Sections 8.18 is hereby added to the Credit Agreement as follows:

“8.18 Permitted Restructuring Transactions. Notwithstanding the foregoing Article VIII, the provisions of this Article VIII shall not restrict the ability of the Borrowers and their Subsidiaries from consummating any Permitted Restructuring Transaction made in accordance with Schedule 1.01A and permitted under §9.5.2(d)(iv).”

(f) Amendment to §9.1 of the Credit Agreement. Section 9.1(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) reserved; and”

(g) Amendment to the Sections 9.3(f) and (j) of the Credit Agreement. Sections 9.3(f) and (j) of the Credit Agreement are each hereby amended by deleting each reference to “90%” in each of §§9.3(f) and (j) and substituting “85%” in lieu thereof.

(h) Amendment to the Sections 9.4(c) of the Credit Agreement. Section 9.4(c) of the Credit Agreement is hereby amended by restating such §9.4(c) in its entirety as follows:

“(c) BGI or any of its Subsidiaries may make other Restricted Payments; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) BGI shall deliver to the Lenders contemporaneously with any Compliance Certificate delivered pursuant to §8.4(c) a certificate of the principal financial or accounting officer of the Borrowers certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating immediately after giving effect to all Restricted Payments projected to be made during the then next Fiscal Quarter (x) the Total Facility Usage Ratio would not exceed 85% for such Fiscal Quarter and (y) the Total Facility Usage Ratio would not exceed 85% as determined on a pro forma basis over the two (2) Fiscal Quarters next following such Fiscal Quarter, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrowers; provided, however, that BGI may make Distributions after the Second Amendment Effective Date in amounts per share of Capital Stock in any year not to exceed those per annum amounts per share of Capital Stock that BGI has paid consistent with its past practice (plus an additional 2% increase per annum) without demonstrating compliance with this clause (ii) (it being understood that any Restricted Payments in excess of the aforementioned amounts shall be subject in all respects to compliance with the requirements of this clause (ii)) and (iii) in connection with such certificate for any Fiscal Quarter during which the Borrowers project that the aggregate Restricted Payments to be made will exceed $25,000,000, BGI shall deliver a certificate of an Authorized Officer of the Borrowers dated as of the date of such certificate as to the solvency of the Borrowers and their Subsidiaries following the payment of all such Restricted Payments for such Fiscal Quarter and in form and substance satisfactory to the Administrative Agent; provided that at any time the actual Restricted Payments made during any Fiscal Quarter exceed the Restricted Payments projected to be made for such Fiscal Quarter as set forth in the certificate described in clause (ii) above, BGI shall promptly deliver to the Lenders a certificate of the principal financial or accounting officer of the Borrowers certifying as accurate and complete updated monthly pro forma financial projections attached thereto and otherwise demonstrating compliance with the requirements set forth in clause (ii) above based on the actual Restricted Payments made and, to the extent applicable, providing the solvency certificate described in clause (iii) above.”

(i) Amendment to §9.4 of the Credit Agreement. Sections 9.4(d) and (e) of the Credit Agreement are hereby amended and restated in their entirety as follows:

“(d) [Reserved];

(e) [Reserved]”

(j) Amendment to the Sections 9.5.1 of the Credit Agreement. Section 9.5.1 of the Credit Agreement is hereby amended by deleting each reference to “90%” in such §9.5.1 and substituting “85%” in lieu thereof.

(k) Amendment to the Sections 9.5.2(d) of the Credit Agreement. Section 9.5.2(d) of the Credit Agreement is hereby amended by (i) restating clause (iv) of such §9.5.2(d) in its entirety and (ii) adding the following new clause (v) immediately following clause (iv), in each case, as follows:

“(iv) to the extent not otherwise permitted by clauses (i) through (iii) hereof, any (x) Permitted Restructuring Transaction so long as (A) such transaction is consummated within 180 days of Second Amendment Effective Date and (B) no Default or Event of Default has occurred and is continuing or would result therefrom; and

(v) to the extent not otherwise permitted by clauses (i) through (iv) hereof, any sale, transfer or lease of Property by BGI to any Subsidiary of BGI or by any Subsidiary of BGI to BGI or another Subsidiary of BGI; provided that (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) with respect to any such sale, transfer or lease of property the fair market value of which exceeds $5,000,000 whether in one or a series of related dispositions, BGI delivers to the Lenders on or before the date on which any of its Subsidiaries agrees to or consummates such sale, transfer or lease a certificate of the principal financial or accounting officer of the Borrowers certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating immediately after giving effect to such sale, transfer or lease (and including all other sales, transfers or leases that have occurred since the most recent certificate delivered pursuant to this clause (B)) (x) the Total Facility Usage Ratio would not exceed 85% and (y) the Total Facility Usage Ratio would not exceed 85% as determined on a pro forma basis over the six month period immediately following the effective date of such sale, transfer or lease, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrowers and (C) before and after giving effect to such disposition, the Borrowers are in compliance with §8.14.”

(l) Amendment to the Sections 9.6 of the Credit Agreement. Section 9.6 of the Credit Agreement is hereby amended by deleting each reference to “90%” in such §9.6 and substituting “85%” in lieu thereof.

(m) Amendment to the Sections 9.15 of the Credit Agreement. Sections 9.15 of the Credit Agreement is hereby amended by deleting each reference to “90%” in such §9.15 and substituting “85%” in lieu thereof.

(n) Amendment to Article 9 of the Credit Agreement. The following new Sections 9.17 is hereby added to the Credit Agreement as follows:

“9.17 Permitted Restructuring Transactions. Notwithstanding the foregoing Article IX, the provisions of this Article IX (other than §9.5.2(d)(iv)) shall not restrict the ability of the Borrowers and their Subsidiaries from consummating any Permitted Restructuring Transaction made in accordance with Schedule 1.01A and permitted under §9.5.2(d)(iv).”

(o) Amendment to Section 10.1 of the Credit Agreement. Solely for the period from Second Amendment Effective Date to and including November 2, 2007, Section 10.1 of the Credit Agreement is hereby amended by adding the following new proviso immediately before the period at the end of such Sections 10.1:

“; provided that, solely for the period from the Second Amendment Effective Date to and including November 2, 2007, the reference to “90%” in this sentence shall be deemed to be a reference to “95%””

(p) Amendment to Section 12.8 of the Credit Agreement. Solely for the period from Second Amendment Effective Date to and including November 2, 2007, Section 12.8 of the Credit Agreement is hereby amended by adding the following new proviso immediately before the period at the end of such Sections 12.8:

“; provided that, solely for the period from the Second Amendment Effective Date to and including November 2, 2007, the reference to “90%” in this sentence shall be deemed to be a reference to “95%””

(q) Addition of Schedule 1.01A to Credit Agreement. Schedule 1.01A to the Credit Agreement (Permitted Restructuring Transactions), as attached to this Amendment as Exhibit A, is hereby added to the Credit Agreement.

§3. Amendments to the Credit Agreement Relating to the Term Loan Agreement. On the Term Loan Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a) Amendment to the definition of “Collateral”. The definition of “Collateral” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Collateral. All of the property, rights and interests of the Borrowers and the Guarantors that are or are intended to be subject to the Liens created by the Security Documents. For the avoidance of doubt, the term “Collateral” includes both the ABL Priority Collateral and the Term Priority Collateral.”

(b) Amendment to the definition of “Loan Documents or Finance Documents”. The definition of “Loan Documents or Finance Documents” in Section 1.1 of the Credit Agreement is hereby amended to include a reference to “the Intercreditor Agreement” immediately following the reference to “Joinder Agreement” in such definition.

(c) Amendment to the definition of “Investments”. The definition of “Investments” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Investments” means all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock, membership interests, partnership interests or other equity interests, or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof; and (e) the amount of any Investment made by a transfer of property shall be valued at the fair market value of such transferred property at the time of such transfer.”

(d) Amendment to the definition of “Security Agreement”.  The definition of “Security Agreement” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Security Agreement. The Second Amended and Restated Security Agreement, dated as of on or about the Term Loan Closing Date, among BGI, certain of the Co-Borrowers, certain of the Guarantors, any other parties thereto and the Collateral Agent and in form and substance satisfactory to the Lenders and the Administrative Agent (as the same may be further amended from time to time), and all other instruments, agreements and documents executed or delivered pursuant to or in connection with the Security Agreement (including, without limitation, any perfection certificates or collateral certificates delivered in connection therewith).”

(e) Amendments to §1.1 of the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

ABL Priority Collateral. Has the meaning given to such term in the Intercreditor Agreement.

Material Subsidiary. Each Domestic Subsidiary which is a guarantor of the obligations under this Credit Agreement and each other Subsidiary (i) which, as of the most recent Fiscal Quarter of the BGI, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered pursuant to Section 5.04, contributed greater than five percent (5%) of the Borrowers’ consolidated revenues for such period or (ii) which contributed greater than five percent (5%) of the Borrowers’ Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Borrowers’ consolidated revenues or Borrowers’ Consolidated Total Assets attributable to Subsidiaries that are not Guarantors exceeds ten percent (10%) of the Borrowers’ consolidated revenues for any such period or ten percent (10%) of the Borrowers’ Consolidated Total Assets as of the end of any such Fiscal Quarter, the Borrower (or, in the event the Borrower has failed to do so within ten days, the Term Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

Intercreditor Agreement. That certain Intercreditor Agreement, dated on or prior to the Term Loan Closing Date, among the Administrative Agent, the Collateral Agent, the Term Loan Agent, the Borrowers, the Guarantors and the other parties thereto (if any), in form and substance acceptable to the Administrative Agent.

Permitted Term Loan Payments. Collectively, (a) interest and fees payable on the Term Loan Facility in accordance with the Term Loan Documents as in effect on the Term Loan Closing Date, (b) regularly scheduled principal installment payments pursuant to, and in accordance with, the Term Loan Agreement and (c) mandatory prepayments of principal as required by, and in accordance with the Term Loan Agreement.

Term Loan Agent. JPMorgan Chase Bank, National Association, in its capacity as term administrative agent and collateral agent under the Term Loan Documents.

Term Loan Closing Date. The first date on which the conditions to effectiveness set forth in the Term Loan Agreement and the other Term Loan Documents have been satisfied and the Term Loan Facility is made available to BGI.

Term Loan Agreement. The Term Loan Agreement dated on or about the Term Loan Closing Date, among BGI, the Term Loan Agent, the Term Loan Lenders and the other parties thereto, in form and substance satisfactory to the Administrative Agent.

Term Loan Documents. Collectively, the Term Loan Agreement and each of the other “Loan Documents” referred to therein, in each case, in form and substance satisfactory to the Administrative Agent.

Term Loan Facility. That certain term loan facility not to exceed $200,000,000 to be provided to BGI by the Term Loan Agent and the Term Loan Lenders pursuant to the Term Loan Documents and having a maturity date not earlier than the sixth anniversary of the Term Loan Closing Date.

Term Loan Lenders. Collectively, the lenders under the Term Loan Documents.

Term Priority Collateral. Has the meaning given to such term in the Intercreditor Agreement.

(f) Amendment to Credit Agreement.  Section 8.5 of the Credit Agreement is hereby amended by adding the following new Section 8.5.7 immediately following the existing Section 8.5.6 of the Credit Agreement:

“8.5.7. Notice of Default under the Term Loan Documents.

The Borrowers shall, and shall cause each of their Subsidiaries to, deliver to the Lenders notice of the occurrence of any default or event of default under the Term Loan Documents, such delivery to be made promptly after becoming aware of such default or event of default or after such notice or other communication is received by any such Borrower or any such Subsidiary.”

(g) Amendment to §8.7 of the Credit Agreement. Section 8.7 of the Credit Agreement is hereby amended by adding the following new text at the end of such Section 8.7:

“The Borrowers shall deliver to the Collateral Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Collateral Agent lender loss payee, as its interest may appear and (y) to all general liability and other liability policies naming the Collateral Agent an additional insured. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable. All sums so disbursed by the Collateral Agent shall constitute part of the Obligations, payable as provided in this Agreement.”

(h) Amendment to §8.13 of the Credit Agreement. Section 8.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.13 Stock Collateral. Each Loan Party will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries which is a Material Subsidiary and (ii) if not sold or otherwise disposed of pursuant to a Permitted Restructuring Transaction, within One Hundred Eighty (180) days of the Closing Date, 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any materially adverse tax consequences) of the issued and outstanding Capital Stock in each Foreign Subsidiary which is a Material Subsidiary and is directly owned by BGI or any Domestic Subsidiary to be subject at all times to (i) a first priority, perfected Lien in favor of the Term Loan Agent for the benefit of the Term Loan Lenders and (ii) a second priority, perfected Lien in favor of the Collateral Agent for the benefit of the Lenders, in each case pursuant to the terms and conditions of the Loan Documents and the Term Loan Documents or other security documents, subject to the Intercreditor Agreement, as the Administrative Agent shall reasonably request.”

(i) Amendment to §8.15.1 of the Credit Agreement. Section 8.15.1 of the Credit Agreement is hereby amended by adding the following new sentence at the end of such §8.15.1:

“For the avoidance of doubt, the Borrowers shall not, and shall not permit any of their Subsidiaries to, enter into any Agency Account Agreement (including any deposit or securities account control agreements) in favor of the Term Loan Agent and/or the Term Loan Lenders without such Agency Account Agreement also being granted jointly in favor the Collateral Agent and/or the Lenders.”

(j) Amendment to §9.1 of the Credit Agreement. Section 9.1(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) Indebtedness of BGI in respect of the Term Loan Facility in aggregate principal amount not to exceed $200,000,000; provided that (i) at the time of incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) such Indebtedness is, at all times and in all respects, subject to the Intercreditor Agreement; and”

(k) Amendment to §9.2 of the Credit Agreement. Section 9.2 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of Section 9.2(xiii); (ii) replacing the period at the end of Section 9.2(xiv) with the text “; and”; and (iii) adding the following new clause (xv) immediately following existing clause (xiv):

“(i) Liens granted to the Term Loan Agent under the Term Loan Documents securing the Term Loan Facility; provided that such Liens are, at all times and in all respects, subject to the Intercreditor Agreement.”

(l) Amendment to §9.15 of the Credit Agreement. Section 9.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“9.15 Payments of Senior Indebtedness.

The Borrowers may not, and may not permit any of their Subsidiaries to, make (a) any payment (including prepayment), redemption or repurchase of principal (whether mandatory, voluntary, upon conversion or otherwise) in respect of the Term Loan Facility, or (b) any optional or voluntary prepayment, redemption or repurchase of any Indebtedness ranking pari passu in right of payment with the Obligations (each such payment described in clause (a) and (b) above, a “Senior Indebtedness Payment”); provided that the Borrowers may, and may permit any of their Subsidiaries to, make (i) Permitted Term Loan Payments at any time and (ii) Senior Indebtedness Payments (other than Permitted Term Loan Payments) so long as, in the case of this clause (ii), (1) no Default or Event of Default has occurred and is continuing or would result therefrom, and (2) BGI delivers to the Lenders on or before the date on which it or any of its Subsidiaries agrees to or makes such Senior Indebtedness Payment a certificate, in form and substance satisfactory to the Administrative Agent, of the principal financial or accounting officer of the prepaying Borrowers certifying as accurate and complete the monthly pro forma financial projections attached thereto that demonstrate immediately after giving effect to such Senior Indebtedness Payment (x) the Total Facility Usage Ratio would not exceed 85% and (y) the Total Facility Usage Ratio would not exceed 85% as determined on a pro forma basis over the six month period immediately following the effective date of such Senior Indebtedness Payment based on reasonable projections of the financial performance of the Borrowers.”

(m) Amendment to Credit Agreement.  The Credit Agreement is hereby amended by adding the following new Section 9.16 immediately following the existing Section 9.15 of the Credit Agreement:

“9.16. Amendments to Term Loan Documents.

The Borrowers will not, and will not permit any of their Subsidiaries to, amend, supplement or otherwise modify any of the Term Loan Documents in any manner that shortens the maturity or average life to maturity of the Term Loan Facility or adds or modifies to make more burdensome on the Borrowers and their Subsidiaries the terms of any required prepayments, redemptions or repurchases (other than waivers or deferrals thereof) in respect of the Term Loan Facility or in any manner that is prohibited by the Intercreditor Agreement, in each case, without the written consent of the Required Lenders. The Borrowers will not, and will not permit any of their Subsidiaries to, make any payment which would not have been made in the absence of an amendment or change of terms of the Term Loan Facility unless such amendment or change has been approved by the Required Lenders as provided in the preceding sentence.”

(n) Amendment to Section 13.1(f) of the Credit Agreement.  Section 13.1(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(f) any Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation in respect of the Term Loan Facility or any other obligation for Indebtedness with an aggregate outstanding principal amount in excess of $25,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound evidencing or securing the Term Loan Facility or other Indebtedness with an aggregate outstanding principal amount in excess of $25,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;”

§4. Covenant.

(a) Weekly Borrowing Base Reporting. Each of the Borrowers, jointly and severally, covenants and agrees, for the period from the Second Amendment Effective Date to and including December 31, 2007, to deliver to the Administrative Agent a Borrowing Base Report, in form and substance satisfactory to the Administrative Agent, within five (5) days after the end of each calendar week (unless otherwise consented to by the Administrative Agent).

§5. Affirmation of the Borrowers and Guarantors. Each of the Borrowers hereby affirms its absolute and unconditional promise to pay to each Lender, the Issuing Bank, each Swingline Lender and the Agents the Loans, the Reimbursement Obligations and all other amounts due under the Notes, the Credit Agreement as amended hereby and the other Loan Documents, at the times and in the amounts provided for therein, and subject to the terms thereof. Each of the Guarantors hereby affirms its guaranty of the Obligations in accordance with the provisions of the Guaranty. Each of the Borrowers and the Guarantors confirms and agrees that (i) the obligations of the Borrowers to the Lenders, the Swingline Lenders, the Issuing Bank and the Agents under the Credit Agreement as amended hereby are secured by and entitled to the benefits of the Security Documents and (ii) all references to the term “Credit Agreement” in the Security Documents and the other Loan Documents shall hereafter refer to the Credit Agreement as amended hereby.

§6. Conditions to Effectiveness. This Amendment (other than the amendments set forth in §3 of this Amendment) shall be deemed effective as of the date hereof (the “Second Amendment Effective Date”) upon the satisfaction of the following conditions to effectiveness:

(a) The Administrative Agent and the Lenders shall have received this Amendment duly executed by the Borrowers, the Guarantors, the Administrative Agent and the Required Lenders, and in full force and effect.

(b) The Administrative Agent shall have received payment by the Borrowers for the benefit of each Lender that executes and delivers to the Administrative Agent its signature page to this Amendment by 5:00 p.m. Boston time on August 22, 2007, in facsimile, .pdf or original form, of an amendment fee in an amount equal to five (5) basis points of each such consenting Lender’s Commitment and/or Last Out Revolving Commitment, as applicable and payment of all such other fees that are due and payable on or prior to the Second Amendment Effective Date.

(c) The Administrative Agent shall have received from each of the Borrowers and Guarantors a certificate, dated as of the Second Amendment Effective Date, signed by a duly authorized officer of such Person, certifying that there has been no change in the Governing Documents of such Person since the Closing Date and attaching certified copies of the board minutes and/or resolutions authorizing the execution, delivery and performance of this Amendment and all related documents to which such Person is a party and (iii) giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, this Amendment and all related documents to which such Person is a party, in form and substance satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received all such instruments, documents and agreements as the Administrative Agent may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

§7. Conditions to Effectiveness of Term Loan Amendments. The amendments set forth in §3 of this Amendment shall be deemed effective upon the satisfaction of (i) the conditions set forth in §6 of this Amendment and (ii) the following conditions to effectiveness (the date upon which all conditions set forth in §§6 and 7 of this Amendment are satisfied, the “Term Loan Amendment Effective Date”):

(a) The Term Loan Facility shall have been made available to BGI on terms and conditions, and pursuant to documentation, satisfactory to the Administrative Agent, and the Borrowers shall have delivered an officer’s certificate of the Borrowers dated as of the Effective Date certifying that the conditions to the effectiveness of the Term Loan Documents are satisfied and attaching true and correct copies of the executed and effective Term Loan Agreement.

(b) The Administrative Agent and/or the Collateral Agent shall have reached satisfactory intercreditor arrangements with the Term Loan Agent and the Term Loan Lenders, and the Administrative Agent shall have received a fully executed Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent and the Required Lenders, and such Intercreditor Agreement shall be in full force and effect.

(c) The Administrative Agent shall have received from each of the Borrowers and each of their Subsidiaries who are or are to become a Borrower or a Guarantor a certificate, dated as of the Term Loan Amendment Effective Date, signed by a duly authorized officer of such Borrower or such Subsidiary, attaching and certifying as being true correct and complete, (i) each of its Governing Documents as in effect on such date of certification (or certifying that there has been no change in the Governing Documents of such Person since the Closing Date to the extent such Governing Documents were delivered to the Administrative Agent on the Closing Date), (ii) certified copies of the board minutes and/or resolutions authorizing the execution, delivery and performance of this Amendment, the other Loan Documents entered into in connection therewith, the Term Loan Documents and all related documents to which such Person is a party, and (iii) giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Borrower and such Subsidiary, each of Loan Documents (as amended hereby) entered into in connection herewith, the Term Loan Documents and any related documents to which such Borrower or such Subsidiary is or is to become a party, in form and substance satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received (i) the Security Agreement (as amended and restated on the Term Loan Amendment Effective Date) together with all schedules and attachments thereto, duly executed by the parties thereto, together with all other documents, instruments, filings and agreements to be delivered in connection with the Security Documents and/or the Collateral and (ii) such joinder documents as may be reasonably required by the Administrative Agent in connection with the joinder of (x) any existing Guarantors to any Loan Documents which it is to become a party and (y) any new Guarantors to the Loan Documents to which such new Guarantor is to become a party, together with all other documents, agreement, instruments and filings related thereto (it being understood that the borrower and guarantors under the Term Loan Facility shall all be Borrowers and/or Guarantors under the Loan Documents).

(e) The Administrative Agent shall have received the results of Uniform Commercial Code searches and intellectual property searches indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance and naming the Administrative Agent as an additional insured and a loss payee and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

(g) Each of the Administrative Agent shall have received an officer’s certificate of the Borrowers dated as of the Effective Date as to the solvency of the Borrowers and their Subsidiaries following the consummation of the transactions contemplated herein and by the Term Loan Documents, in form and substance satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received a favorable legal opinion addressed to the Lenders, the Agents, and the Issuing Banks dated as of the Effective Date, in form and substance satisfactory to the Administrative Agent from:

(i) Baker & McKenzie LLP, counsel to the Borrowers and their Subsidiaries; and

(ii) Thomas Carney, Esq., General Counsel to the Borrowers and their Subsidiaries.

(i) The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority security interest in and Lien upon the ABL Priority Collateral and a legal, valid and enforceable second priority (subject only to the Lien in favor of the Term Loan Agent) security interest in and Lien upon the Term Priority Collateral. All deliveries of instruments necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly delivered to the Administrative Agent.

Each Lender hereby (i) authorizes and directs the Administrative Agent and/or the Collateral Agent to (A) execute, on behalf of such Lender, the Intercreditor Agreement, the Security Documents and any other agreements, documents, filings and instruments to be delivered in connection with this Amendment and the transactions contemplated hereby, and (B) take any and all actions contemplated or required by this Amendment, the Security Documents, the Intercreditor Agreement and the transactions contemplated hereby.

§8. Representations and Warranties. The Borrowers hereby represent and warrant to the Lenders, the Agents and the Issuing Bank as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrowers and their Subsidiaries contained in the Credit Agreement, as amended hereby, are true and correct on the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), and, both before and immediately after giving effect to the Term Loan Documents, no Default or Event of Default has occurred and is continuing.

(b) Authority, No Conflicts, Etc. The execution, delivery and performance of this Amendment and all related documents and the consummation of the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers or any of their Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, the Term Loan Documents or any other agreement or other instrument binding upon, any of the Borrowers or any of their Subsidiaries.

(c) Enforceability of Obligations. This Amendment and the Credit Agreement and the other Loan Documents as amended hereby constitute the legal, valid and binding obligations of each Borrower and each of their respective Subsidiaries party thereto, enforceable against each Borrower and each of their respective Subsidiaries, in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in equity or at law) and an implied covenant of good faith and fair dealing, and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§9. No Other Amendments. Except as expressly provided in this Amendment, all of the terms, conditions and provisions of the Credit Agreement and the other Loan Documents shall remain the same. It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Credit Agreement shall be read and construed as one instrument.

§10. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery of an executed signature page of this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

§11. Governing Law. THIS AMENDMENT IS INTENDED TO TAKE EFFECT AS AN AGREEMENT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

§12. Headings, etc. Headings or captions used in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof. This Amendment shall constitute a “Loan Document” under the Credit Agreement.

§13. Expenses. The Borrowers jointly and severally hereby agree to pay to the Administrative Agent, on demand by the Administrative Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment, the Intercreditor Agreement and the other documents relating hereto and to the transactions contemplated hereby (including reasonable legal fees).

[Reminder of page intentionally left blank]

A/72064106.8

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EXHIBIT A

SCHEDULE 1.01A

PERMITTED RESTRUCTURING TRANSACTIONS

UNITED KINGDOM

1.
BGP (UK) contributes Borders Superstores (UK) Limited to BGI (UK) Limited followed by BGI (UK) Limited’s conversion to an unlimited company, apply its assets in buying back its share capital and subsequent complete liquidation.

2.	Conversion of Books Etc. Properties, Ltd. into an unlimited company and application of its assets in buying back its share capital.
3.
Complete liquidation of Books Etc. Properties, Ltd., Meridian Books, Ltd., Charing Cross Properties, Ltd., and Evermatch Limited into BGI (UK), Limited. BGI (UK), Limited forgives/waives the inter-company receivables owed by Borders (UK) Limited to Meridian Books, Charing Cross and Evermatch.

4.	BGI (UK) Limited forgives/waives its inter-company receivable from UK Borrower, as well as the amounts UK Borrower owes to Borders Superstores (UK) Limited.
5.	BGI (UK) sells its stock in UK Borrower to a third party purchaser.
6.	UK Borrower forgives/waives intercompany receivable from BGI (UK) Limited, BGP (UK) and Books Etc Properties.
7.	Forgiveness/waiver of intercompany debt among Irish Borrower, UK Borrower and Paperchase Products Limited.
8.	BPI grants a perpetual license to certain trademarks for use in the United Kingdom and Ireland by UK Borrower and a third party purchaser on terms to be determined.
9.	Each of the preceding transactions may be conducted independently of the other at any time and in any sequence and shall be deemed to include all acts and steps necessary for the described action.
10.
In connection with the consummation of transactions, the portion of the Foreign Sublimit and the Commitments in respect of the UK Borrower shall be terminated, the Obligations of the UK Borrower shall be repaid in full and the UK Borrower, after repayment in full of the Obligations of the UK Borrower, shall be released from its Guaranty (if any) and any other Loan Documents to which it is party.

11.
To the extent that it is lawful and would not cause materially adverse tax consequences to the Borrowers, the remaining proceeds of the foregoing transactions (after repayment in full of Obligations of the UK Borrower) shall be applied to repay the Obligations.

12.
The transactions described in paragraph 5 above shall (i) be on arm’s length terms, (ii) be on terms and conditions (including indemnity and expense reimbursement provisions) that are customary for transactions of this type, (iii) be approved by the Board of Directors of BGI, (iv) not result in any Borrower or Guarantor incurring any material liability or retaining any material liability of the UK Borrower (or any other entity related to the transaction) and (v) be for cash consideration (or, in each case, otherwise in form and substance satisfactory to the Administrative Agent).

13.
The Borrowers shall provide the Administrative Agent with all relevant documentation related to the forgoing (in a reasonable time in advance of the consummation of foregoing transactions) so that the Administrative Agent can confirm that the foregoing conditions have been satisfied together with a certificate of a responsible officer of BGI confirming the same.

AUSTRALIA

1.	BGI (or its relevant Subsidiary) and Borders Pty. Ltd. (Singapore) sell their respective interest in Australian Borrower to a third party purchaser.
2.	BPI grants a perpetual license to certain trademarks for use in Australia by Australian Borrower and a third party purchaser on terms to be determined.
3.	Each of the preceding transactions may be conducted independently of the other at any time and in any sequence and shall be deemed to include all acts and steps necessary for the described action.
4.
In connection with the consummation of the foregoing transactions, the portion of the Foreign Sublimit and the Commitments in respect of the Australian Borrower shall be terminated, the Obligations of the Australian Borrower shall be repaid in full and the Australian Borrower, after repayment in full of the Obligations of the Australian Borrower, shall be released from its Guaranty (if any) and any other Loan Documents to which it is party.

5.
To the extent that it is lawful and would not cause materially adverse tax consequences to the Borrowers, the remaining proceeds of the foregoing transactions (after repayment in full of Obligations of the Australian Borrower) shall be applied to repay the Obligations.

6.
The transactions described in paragraph 1 above shall (i) be on arm’s length terms, (ii) be on terms and conditions (including indemnity and expense reimbursement provisions) that are customary for transactions of this type, (iii) be approved by the Board of Directors of BGI, (iv) not result in any Borrower or Guarantor incurring any material liability or retaining any material liability of the Australian Borrower (or any other entity related to the transaction) and (v) be for cash consideration (or, in each case, in form and substance otherwise satisfactory to the Administrative Agent).

7.
The Borrowers shall provide the Administrative Agent with all relevant documentation related to the forgoing (in a reasonable time in advance of the consummation of foregoing transactions) so that the Administrative Agent can confirm that the foregoing conditions have been satisfied together with a certificate of a responsible officer of BGI confirming the same.

NEW ZEALAND

1.	BGI (or its relevant Subsidiary) sells Borders New Zealand Limited to a third party purchaser.
2.	BPI grants a perpetual license to certain trademarks for use in New Zealand by Borders New Zealand Limited and a third party purchaser on terms to be determined.
3.	Each of the preceding transactions may be conducted independently of the other at any time and in any sequence and shall be deemed to include all acts and steps necessary for the described action.
4.	To the extent that it is lawful and would not cause materially adverse tax consequences to the Borrowers, the proceeds of the foregoing transactions shall be applied to repay the Obligations.
5.
The transactions described in paragraph 1 above shall (i) be on arm’s length terms, (ii) be on terms and conditions (including indemnity and expense reimbursement provisions) that are customary for transactions of this type, (iii) be approved by the Board of Directors of BGI, (iv) not result in any Borrower or Guarantor incurring any material liability or retaining any material liability of Borders New Zealand Limited (or any other entity related to the transaction), and (v) be for cash consideration (or, in each case, in form and substance otherwise satisfactory to the Administrative Agent).

6.
The Borrowers shall provide the Administrative Agent with all relevant documentation related to the forgoing (in a reasonable time in advance of the consummation of foregoing transactions) so that the Administrative Agent can confirm that the foregoing conditions have been satisfied together with a certificate of a responsible officer of BGI confirming the same.

IRELAND
1.	BGI (or its relevant Subsidiary) contributes its shares in the Irish Borrower to Borders International Services, Inc. in exchange for additional shares in Borders International Services, Inc.
2.	BPI grants a perpetual license to certain trademarks for use in Ireland by Irish Borrower and a third party purchaser on terms to be determined.
3.	BGI (or its relevant Subsidiary) contributes additional paid in capital to the Irish Borrower.
4.	BGI (or its relevant Subsidiary) sells its interest in the capital stock of the Irish Borrower to a third party purchaser.
5.	Each of the preceding transactions may be conducted independently of the other at any time and in any sequence and shall be deemed to include all acts and steps necessary for the described action.
6.
In connection with the consummation of the foregoing transactions, the portion of the Foreign Sublimit and the Commitments in respect of the Irish Borrower shall be terminated, the Obligations of the Irish Borrower shall be repaid in full and the Irish Borrower, after repayment in full of the Obligations of the Irish Borrower, shall be released from its Guaranty (if any) and any other Loan Documents to which it is party.

7.
To the extent that it is lawful and would not cause materially adverse tax consequences to the Borrowers, the remaining proceeds of the foregoing transactions (after repayment in full of Obligations of the Irish Borrower) shall be applied to repay the Obligations.

8.
The transactions described in paragraph 4 above shall (i) be on arm’s length terms, (ii) be on terms and conditions (including indemnity and expense reimbursement provisions) that are customary for transactions of this type, (iii) be approved by the Board of Directors of BGI, (iv) not result in any Borrower or Guarantor incurring any material liability or retaining any material liability of the Irish Borrower (or any other entity related to the transaction) and (v) be for cash consideration (or, in each case, otherwise in form and substance satisfactory to the Administrative Agent).

9.
The Borrowers shall provide the Administrative Agent with all relevant documentation related to the forgoing (in a reasonable time in advance of the consummation of foregoing transactions) so that the Administrative Agent can confirm that the foregoing conditions have been satisfied together with a certificate of a responsible officer of BGI confirming the same.

UNITED STATES

1.
Convert Walden Book Company, Inc. into a single member Limited Liability Company (“Walden LLC”) and provide advance notice thereof to the Collateral Agent in accordance with Section 6 of the Security Agreement.

2.	Transfer Walden Properties, Inc. to BGI and merge it into BGI.
3.	Contribute the newly formed Walden LLC into Borders.
4.	Walden LLC transfers its headquarters staff to Borders.
5.	Borders forms Management, Inc. and contributes the Ann Arbor headquarters staff to Management, Inc.
6.	Merge Borders Outlet, Inc. into Borders.
7.	Borders contributes its airport stores to Walden, Inc. or Walden LLC
8.	Borders Properties, Inc. will make periodic dividends of cash to Borders and Borders may make periodic dividends to BGI.
9.	Each of the preceding transactions may be conducted independently of the other at any time and in any sequence and shall be deemed to include all acts and steps necessary for the described action.
10.
Each of the foregoing shall be accomplished in compliance with the requirements of the Credit Agreement and the other Loan Documents and, for the avoidance of doubt, each Domestic Subsidiary formed or otherwise created in connection with any of the foregoing shall be a Guarantor under the Loan Documents to the extent required by Section 8.14 of the Credit Agreement and/or, if any assets of any such entity will be included in the Domestic Borrowing Base or Aggregate Borrowing Base, such entity shall become a Borrower or a Guarantor under the Loan Documents and become a party to the relevant Security Documents prior to any such inclusion.

A/ 72064106.6

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BORDERS GROUP, INC.

By:   /s/EDWARD W. WILHELM
Name:  Edward W. Wilhelm
Title:   Senior Vice President, Finance and Chief Financial Officer

BORDERS, INC.
WALDEN BOOK COMPANY, INC.

By:  /s/EDWARD W. WILHELM
Name: Edward W. Wilhelm
Title:   Senior Vice President, Treasurer and Assistant Secretary

BGP (UK) LIMITED
BORDERS (UK) LIMITED

By:  /s/EDWARD W. WILHELM
Name: Edward W. Wilhelm
Title:   Director

BORDERS AUSTRALIA PTY LTD

By:  _/s/EDWARD W. WILHELM
Name: Edward W. Wilhelm
Title:   Director

By:  _/s/GEORGE L. JONES
Name: George L. Jones
Title:   Director

Amendment No. 2 and Waiver to the Second Amended and Restated Multicurrency Revolving Credit Agreement
Signature Page

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BORDERS BOOKS IRELAND LIMITED

By:  _/s/EDWARD W. WILHELM
Name: Edward W. Wilhelm
Title:   Director

For purposes of §5 hereof:
BORDERS PROPERTIES, INC.
WALDENBOOKS PROPERTIES, INC.
BORDERS OUTLET, INC.
BORDERS ONLINE, INC.

By: /s/EDWARD W. WILHELM
Name: Edward W. Wilhelm
        Title:  Senior Vice President, Treasurer
   and Assistant Secretary

BORDERS FULFILLMENT, INC.

By: /s/EDWARD W. WILHELM
Name: Edward W. Wilhelm
        Title:  Senior Vice President, Finance
   and Chief Financial Officer

BORDERS ONLINE, LLC

By: BORDERS, INC., its Sole Member

By: /s/EDWARD W. WILHELM
Name: Edward W. Wilhelm
Title:  Senior Vice President, Treasurer
   and Assistant Secretary

A/72064106.8
A/72163047.1

BANK OF AMERICA, N.A., individually and as Administrative Agent and Swingline Lender

By:  _/s/ANDREW CERUSSI
Name: Andrew Cerussi
Title:  Vice President

BANK OF AMERICA, N.A., as Issuing Bank

By:  _/s/ANDREW CERUSSI
Name: Andrew Cerussi
Title: Vice President

JPMORGAN CHASE BANK, N.A.

By:  _/s/LYNNE CIACCIA
Name: Lynne Ciaccia
Title:   VP

WELLS FARGO RETAIL FINANCE, LLC

By:  _/s/ADAM DAVIS
Name: Adam Davis
Title:   AVP

LASALLE RETAIL FINANCE, a Division of LaSalle Business Credit, LLC, as Agent for LaSalle Bank Midwest National Association

By:  _/s/STEVE FRIEDLANDER
Name: Steve Friedlander
Title:   EVP

GENERAL ELECTRIC CAPITAL CORPORATION

By:  _/s/REBECCA A. FORD
Name: Rebecca A. Ford
Title:   Duly Authorized Signatory

THE CIT GROUP/BUSINESS CREDIT, INC.

By:  _/s/MATTHEW V. DEFRANCO
Name: Matthew V. Defranco
Title:   AVP

NATIONAL CITY BUSINESS CREDIT, INC.

By:  _/s/DANIEL O'ROURKE
Name: Daniel O'Rourke
Title: Director

UBS AG, STAMFORD BRANCH

By:  _/s/DAVID B. JULIE_
Name: David B. Julie
Title:   Associate Director
    Banking Products
    Services US

By:  _/s/RICHARD L. TAVROW
Name: Richard L. Tarrow
Title:   Director
   Bankings Products
    Services US

CHARTER ONE BANK, N.A.

By:  _/s/G. TIMOTHY O'ROURKE
Name: G. Timothy O' Rourke
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION

By:  _/s/LOUIS K. MCLINDEN
Name: Louis K. McLinden
Title:   Managing Director

SUNTRUST BANK

By:  _/s/MARK PICKERING
Name:  Mark Pickering
Title:    Director

UNION BANK OF CALIFORNIA, N.A.

By:  _/s/NANCY A. PERKINS
Name: Nancy A. Perkins
Title:   Vice President

KEYBANK NATIONAL ASSOCIATION

By:  __/s/NADINE M. EAMES
Name: Nadine M. Eames
Title:   Vice President

COMERICA BANK

By:  _/s/BLAKE ARNETT
Name: Blake Arnett
Title:   Assistant Vice President

U.S. BANK, NATIONAL ASSOCIATION

By:  _/s/JOSEPH J. SCAGLIONE
Name: Joseph J. Scaglione
Title:   Vice President

Amendment No. 2 and Waiver to the Second Amended and Restated Multicurrency Revolving Credit Agreement
Signature Page

FORTIS CAPITAL CORP.

By:  _/s/TIMOTHY STREB
Name: Timothy Streb
Title:   Managing Director

By:  ______________________________
Name:
Title:

REGIONS BANK

By:  _/s/CYNTHIA MARINOS
Name: Cynthia Marinos
Title:   Attorney In Fact

FIFTH THIRD BANK, EASTERN MICHIGAN

By:  _/s/BRIAN JELINSKI
Name: Brian Jelinski
Title:   Portfolio Manager

BNY CAPITAL MARKETS, INC.
As agent for: THE BANK OF NEW YORK

By:  _/s/WILLIAM LEMBERG
Name: William Lemberg
Title:    Managing Director